TEMA ETF TRUST N-1A/A

Exhibit 99(i)

April 21, 2023

Tema ETF Trust

1919 M Street, N.W., Suite 700

Washington, D.C. 20036

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 5 to the Registration Statement, File Nos. 811-23823 and 333-267188 (the "Registration Statement"), of Tema ETF Trust (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 5 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (each a “Fund” and collectively, the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 5 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

Thompson Hine llp	1919 M Street, N.W.	www.ThompsonHine.com
Attorneys at Law	Suite 700	O: 202.331.8800
	Washington, D.C. 20036-3537	F: 202.331.8330

April 21, 2023

EXHIBIT A

1.	Tema Luxury ETF
2.	Tema Oncology ETF
3.	Tema Emerging Markets Financial Inclusion ETF
4.	Tema Monopolies and Oligopolies ETF
5.	Tema American Reshoring ETF
6.	Tema Alternative Investment Managers ETF
7.	Tema Global Royalties ETF
8.	Tema Beverages ETF